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Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media Dan Greenfield 404-748-6889 404-432-6526 (mobile) greenfie@corp.earthlink.net
Investors Michael Gallentine 404-748-7153 404-395-5155 (mobile) gallentineml@corp.earthlink.net

EARTHLINK AUTHORIZES STOCK REPURCHASE PLAN

        ATLANTA, April 23, 2004—EarthLink, Inc. (NASDAQ: ELNK) today announced that its Board of Directors has approved repurchasing common stock pursuant to a plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as EarthLink continues with its previously announced repurchase program.

        As of March 31, 2004, EarthLink has purchased 10,842,551 shares of its common stock under this program for an aggregate of $74.6 million, leaving $75.4 million available to purchase common stock under the total $150 million authorization.

        EarthLink may conduct its purchases in the open market, in privately negotiated transactions, and through purchases made in accordance with Rule 10b5-1.

About EarthLink
"EarthLink revolves around you™." Celebrating ten years as a leading national Internet service provider (ISP), Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2003 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high-speed Internet Service Providers. Serving more than five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it's dial-up, high-speed, Web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink's Web site at www.earthlink.net.

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EARTHLINK AUTHORIZES STOCK REPURCHASE PLAN